Exhibit 99.1

En Pointe Technologies, Inc. Announces Third Quarter Results – Achieves Highest Quarterly Sales and Gross Profits for the Last Five Years

Los Angeles, CA – August 3, 2007 - En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its third fiscal quarter ended June 30, 2007.  Total net sales in the third quarter of fiscal 2007 increased 5% to $100.0 million when compared to the $95.6 million reported for the third quarter of fiscal 2006.  For the nine months ended June 30, 2007, total net sales increased $4.8 million, or 2%, to $250.1 million from $245.3 million reported during the comparable period in the prior fiscal year.  En Pointe’s gross profits increased by $0.4 million, or 3%, to $11.9 million in the third quarter of fiscal 2007 as compared to $11.5 million reported in the third quarter of fiscal 2006.

Operating income in the third quarter of fiscal 2007 decreased by $0.6 million to $0.3 million compared with $0.9 million income reported in the third quarter of fiscal 2006 due to increased selling and marketing expenses related to service infrastructure and customer offerings.  As a result, net income for the third quarter of fiscal 2007 decreased by $0.6 million to $0.4 million, or $0.06 per basic and diluted share, as compared with a net income of $1.0 million, or $0.14 per basic and diluted share, reported in the third quarter of fiscal 2006.  For the nine months ended June 30, 2007, En Pointe reported net income of $0.9 million, or $0.13 per basic and $0.12 per diluted share, as compared with a net loss of $1.0 million, or $0.15 per basic and diluted share, reported in the comparable period of fiscal 2006.

“With our sales and gross profits for the quarter one of the highest since December 2001, we invested a portion of our profits into several exciting improvements to our sales and marketing infrastructure and customer offerings.” said Bob Din, CEO of En Pointe.  Mr. Din added, “We have added key personnel to our Convergent Technologies Team that offer customers voice over IP (VoIP) and video conferencing solutions.  These were high-end Cisco certified engineers that will provide En Pointe’s customers with additional technical expertise.  We also inaugurated a Cabling Division that installs voice and data cable for our customers’ network infrastructure.  These initiatives are just a part of our ongoing commitment to assure that we can tend to our customers’ IT needs in a complete and comprehensive way.  Lastly, let me add that, as was announced in our Form 8-K that was filed on July 31, 2007, we are extremely pleased that our lender, GE Commercial Distribution Finance Corporation has had the confidence to not only renew but to increase our financing facilities from $30 million to $45 million.”

During the June 2007 quarter, overall gross profits increased 3%, as compared with the June 2006 quarter, primarily as a result of 21% increase in service gross profits during the priod.  The service gross profit increase came on higher service net sales that increased 12% over the June 2006 quarter.  Product gross profits declined a marginal 5% from the comparable quarter in fiscal 2006 due to a higher concentration of low margin governmental product sales.

En Pointe wishes to announce that effective July 30, 2007, Computershare Trust Company, N.A. (“Computershare”) replaces U.S. Stock Transfer and becomes our official transfer agent and registrar.  Their toll free telephone number is (800) 962-4284.  Their address and web site is 250 Royal Street, Canton, MA 02021, www.computershare.com.  Computershare offers many new shareholder benefits including QuickCert, on-demand, cost effective stock certificates and paperless stock registration capabilities via their Direct Registration System.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, information security, and managed and professional services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base.  Founded in 1993 and headquartered in Los Angeles, En Pointe maintains an ISO 9001:2000 compliant configuration center in San Bernardino County, California and is well represented in leading national markets throughout the United States.  En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

En Pointe’s Ovex Global division provides customers with solutions for affordable information technology services by combining low cost with high quality offshore services provided through its foreign subsidiary, Ovex Technologies (Private), Inc., with experienced onshore information technology management teams that provide the necessary supervision and guidance to smooth each customer’s outsourcing transition.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release. En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	September 30,
	2007	2006
ASSETS:
Current assets:
Cash	$15,219	$10,240
Restricted cash	75	74
Short term cash investment	1,323	--
Accounts receivable, net	62,055	46,417
Inventories, net	11,576	4,201
Prepaid expenses and other current assets	1,123	1,067
Total current assets	91,371	61,999

Property and equipment, net of accumulated
depreciation and amortization	5,169	2,765

Other assets	2,310	1,474
Total assets	$98,850	$66,238

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable, trade	$31,762	$19,105
Borrowings under line of credit	30,176	15,673
Accrued liabilities	5,487	5,796
Accrued taxes and other liabilities	8,687	4,928
Total current liabilities	76,112	45,502
Long term liability	596	238
Total liabilities	76,708	45,740

Minority interest	1,931	1,487

Total stockholders' equity	20,211	19,011
Total liabilities and stockholders' equity	$98,850	$66,238

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales:
Product	$87,863	$84,835	$214,050	$211,525
Service	12,104	10,789	36,035	33,800
Total net sales	99,967	95,624	250,085	245,325
Cost of sales:
Product	80,378	76,985	195,475	194,726
Service	7,701	7,147	22,764	22,349
Total cost of sales	88,079	84,132	218,238	217,075
Gross profit:
Product	7,485	7,850	18,576	16,799
Service	4,403	3,642	13,271	11,451
Total gross profit	11,888	11,492	31,847	28,250

Selling and marketing expenses	8,542	7,325	22,263	21,091
General and administrative expenses	3,093	3,237	8,907	8,446
Operating income (loss)	253	930	677	(1,287)

Interest income, net	93	60	222	120
Other income, net	30	24	69	60
Income (loss) before income taxes and minority interest	373	1,014	968	(1,107)
Provision for income taxes	3	26	29	26
Income (loss) before minority interest	370	988	939	(1,133)
Minority interest	42	28	(42)	115
Net income (loss)	$412	$1,016	$897	($1,018)
Net income(loss) per share:
Basic	$0.06	$0.14	$0.13	($0.15)
Diluted	$0.06	$0.14	$0.12	($0.15)

Weighted average shares outstanding:
Basic	7,150	7,027	7,141	7,000
Diluted	7,455	7,092	7,432	7,000